Exhibit 99.1

Sino-Global and Monson Agencies Australia Sign Agency Agreement

Agreement allows Sino-Global to offer shipping agency services throughout Australia

Beijing, China, August 11, 2008 - Sino-Global Shipping America, Ltd. (NASDAQ: SINO) (“Sino-Global”), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced it has signed an agency agreement with Monson Agencies Australia Pty. Ltd. (“Monson Agencies Australia”).

The agreement will enable each of Sino-Global and Monson Agencies Australia to provide comprehensive shipping agency services under their own respective brands in both Chinese and Australian ports.

“This partnership builds upon our strong market position navigating China’s 76 unique ports and will allow us to markedly increase the number and diversity of ships and cargo we are able to service,” said Mr. Lei Cao, Sino-Global’s chief executive officer. “Having established a subsidiary in Perth in early July, this partnership will now allow us to quickly expand our presence throughout Australia in order to offer end-to-end services to our clients and attract new business opportunities from vessel owners, operators and charters working between China and Australia.”

Monson Agencies Australia has 25 years of experience providing services in Australian ports including bulk shipping, containerized cargo and off-shore support services. The company provides shipping agency services in each of Australia’s ports as well as in Singapore and India.

“Sino-Global’s track record of high-quality and timely service is an excellent fit with our mission of providing a high level of service by offering commitment, speed and operational effectiveness and efficiency that will exceed the expectations of our existing and potential clients,” said Mr. Dale Monson, managing director of Monson Agencies Australia. “Until now, we have provided shipping agency services to our clients unloading in Chinese ports through a number of Chinese shipping agencies offering varying levels of service. We are confident that Sino-Global’s ability to provide comprehensive and customizable services of consistently high-quality in all of China’s 76 ports will allow us to bring more value to our clients doing business there.”

The agency agreement will run initially from August 1, 2008 through July 31, 2010.

About Monson Agencies Australia Pty. Ltd.

Monson Agencies Australia Pty. Ltd. is an Australian-owned company specializing in providing shipping, cargo and logistical services to vessel owners, vessel charterers, international commodity traders, shippers and producers of metals and minerals, and the off-shore oil and gas industry.

Monson Agencies Australia was founded in January 1981 by its now-managing director, Mr. Dale Monson, and commenced operations as Botany Bay Shipping Agencies Pty Ltd. In July 1989, Botany Bay Shipping Agencies Pty Ltd became Monson Agencies Pty. Ltd. and in 2003, Monson Agencies Australia Pty. Ltd.

Since incorporation, Monson Agencies Australia has expanded from a two-person office in the port of Fremantle to an international company with offices throughout Australia and in Singapore and India. In 2007, Monson Agencies Australia serviced approximately 2000 ships operating in Australian ports, supporting vessel owners, vessel charterers, international commodity traders, shippers and producers of metals and minerals, and the off-shore oil and gas industry.

Monson Agencies Australia has offices in Townsville, Mackay, Gladstone, Brisbane, Newcastle, Sydney, Melbourne, Adelaide, Dampier and Port Hedland and attends vessels in all Australian ports. Monson Agencies Australia’s Singapore office oversees vessels in Singapore, Thailand, Malaysia and Indonesia, and its office, Monship Agencies, in Visakhapatnam, accepts appointments for vessels in all Indian ports.

For more information about Monson Agencies Australia, please visit http://www.monson.com.au/.

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in Mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping services. With local branches in five of China’s 76 ports and contractual arrangements in all those ports where it does not have branch offices, Sino-Global is able to offer efficient, high-quality services to shipping companies entering Chinese ports.

Sino-Global provides comprehensive yet customized shipping services to ship owners, operators and charters including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9000 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, Sino-Global cannot guarantee that the agreement with Monson Agencies Australia, the cooperation between the two companies, or any planned integration of services will produce any revenues or meet the prospects referenced herein. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For investor and media inquiries, please contact:

In the United States:

Ms. Manxi Liu
Ogilvy Financial, New York
Tel: +1 212 880 5361
Email: Manxi.Liu@ogilvypr.com

In China:

Ms. Flora Tian
Ogilvy Financial, Beijing
Tel: +86 10 8520 6524
Email: Flora.Tian@ogilvy.com